Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Horace Mann Educators Corporation:
We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384, and No. 333-185231) on Form S-8, the registration statement (No. 333-223628) on Form S-4 and the registration statement (No. 333-223627) on Form S-3, of Horace Mann Educators Corporation of our reports dated February 25, 2022, with respect to the consolidated financial statements (and financial statement schedules I to IV and VI) of Horace Mann Educators Corporation and subsidiaries (and the effectiveness of internal control over financial reporting).

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois
February 25, 2022